Exhibit 99.4
FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

CORPORATE PARTICIPANTS

Sophocles Zoullas

Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Alan Ginsberg

Eagle Bulk Shipping, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Natasha Boyden

Cantor Fitzgerald - Analyst

Doug Mavrinac

Jefferies & Co. - Analyst

Scott Burk

Bear Stearns - Analyst

Seth Glickenhaus

Glickenhaus & Co - Chief Investment Officer

Justin Yagerman

Wachovia - Analyst

Omar Nokta

Dahlman Rose - Analyst

Charles Rupinski

Maxim Group - Analyst

Urs Dur

Lazard Capital Markets - Analyst

Christian Wetherbee

Merrill Lynch - Analyst

Steven Abernathy

Abernathy Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the first quarter Eagle Bulk Shipping earnings conference call. My name is LaTasha and I will be your coordinator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. Sophocles Zoullas, Chairman and CEO. Please proceed, sir.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Thank you and good morning. I would like to welcome everyone to Eagle Bulk Shipping’s first quarter 2008 earnings call. To supplement our remarks today, I encourage participants to access a slide presentation that is available on our website at www.EagleShips.com.

Please note that part of our discussion today will include forward looking statements. These statements are not guarantees of future performance and are inherently subject to risk and uncertainties. You should not place undue reliance on these forward looking statements. We refer all of you to our filings with the Securities and Exchange Commission for a more detailed discussion

www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

of the risks and uncertainties that may have a direct bearing on our operating results, our performance and our financial condition.

Please note on slide two the agenda for the call will follow our usual format. After my opening remarks, I will discuss the first quarter 2008 highlights and provide an update of our fleet, our 35 vessel new building program and the delivery schedule as we expect the first ships to deliver and start generating revenues during the third and fourth quarter this year. I will also go over our 18 vessel on the water fleet and review our open vessel positions for chartering this summer. I will also discuss current trends in demand and supply for the dry bulk industry before Alan Ginsburg reviews the Company’s financial performance. I will then end the management discussion with some concluding remarks before taking questions. Please turn to slide four.

We are very pleased with our first quarter, which reflects solid results for Eagle Bulk. During the quarter, our net earnings from vessel operations were $16.9 million or $0.36 per share, which represents a 44% increase from our first quarter 2007 results. Net income increased 69% during the same period to $14.3 million or $0.31 per share. Gross Time Charter revenues were $38.6 million, up 31% year on year. EBITDA increased 27% to $27.5 million quarter on quarter. Yesterday, we declared a dividend of $0.50 for the quarter. Including this first quarter dividend, we will have paid a total of $5.60 a share to date to our shareholders. We also continue to demonstrate continued operational excellence by achieving a fleet utilization rate of 99.7% for the quarter. In fact, we have achieved an approximate utilization rate of 99.5% every quarter since 2005.

Please turn to slide six for a review of our fleet. Eagle Bulk is currently one of the largest owners of modern Supramax vessels with 18 vessels on the water with a fleet average age of only six years. However, the real value for our shareholders will be realized by our ability to deliver sustainable growth to our 35 vessel new building program that increases our owned days or our ability to generate revenues by over 300%. This new building program will start to positively impact our financial performance as the first of the three new ships, the Wren, the Woodstar and the Crowned Eagle are scheduled to deliver to us starting in August this year.

In fact, last month I was in China for the launching of our first new build, the Wren, as pictured on this slide. Our chartering strategy offers shareholders a balanced portfolio with over $1 billion in contracted revenues to help support the dividends, as well as 18 open vessels to charter starting this summer through 2009. Further upside potential is realized through our 19 profit sharing charters on the fleet.

Lastly, to date we have declared $5.60 a share and we intend to increase the dividend payments to our shareholders over time as the new vessels from our new building program deliver into the fleet and we recharter our open vessels.

Slide seven illustrates the highly desirable characteristics of our fleet. Currently, we operate 18 on the water vessels comprised of 15 Supramax’s and three Handymax's with an average age of six years and a cargo carrying capacity of almost 1 million deadweight tons. This fleet will triple in size to 53 vessels and add two million deadweight tons to our cargo carrying capacity as we start taking delivery of our first vessels from our new building program this summer.

It is important to note that all 35 vessels are in three classes of sister vessels that give Eagle Bulk operating efficiencies on the expense side and scheduling flexibility that makes this fleet very attractive to charters and potentially further increases revenues. The desirability of our fleet is further enhanced with cargo cranes and graphs, which Panamax’s and Cape sized ships do not have that allows our ships to trade in high growth, developing regions around the world. During the third and fourth quarter of 2008, we expect to take delivery of the three vessels with an additional nine vessels delivering to us during 2009. During this timeframe, the 53,000 deadweight series, the 56,000 deadweight series and the 58,000 deadweight series will all start to deliver into the fleet and begin generating cash flow for Eagle Bulk.

Slide eight graphically demonstrates the growth of our EBITDA and owned days since 2005 and clearly shows that we are on track to deliver sustainable growth and accretion to our shareholders. The green bars on this graph shows the annual EBITDA growth of this Company. The red line illustrates the growth in vessel owned days which indicates our ability to generate revenues and the trajectory of our continued growth as 35 new ships will deliver into the Company starting this summer.

www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

As a measure of Eagle Bulk’s future ability to generate revenues, our owned days will increase 300% by adding approximately 13,000 owned days even if we don’t acquire more ships between now and 2012, which is highly unlikely as we are constantly in the market looking at potential acquisition targets. The significant increase in owned days coupled with the open vessels this summer and additional 15 open vessels for the balance of this year through 2009 will increase the potential for Eagle Bulk to generate additional free cash flow, EBITDA and earnings per share.

Please turn to slide nine for a review of our future chartering positions and strategy. You can see that we will be increasing our on the water fleet in a short time frame from 18 to 30 ships from now through 2009 and then systematically further increasing the size of our fleet, cash flow and our presence in the dry bulk market through 2012. As part of our growth, our balance to chartering strategy delivers stability and upside to our shareholders. The stability comes from the excess $1 billion in contracted revenues to help support our dividends. This number is conservative and does not include any contribution from our 19 profit sharing charters. Any profit sharing on any of the 19 ships will only increase cash flow further.

Slide 10 illustrates the significant upside potential from now through 2010. The graph on this slide shows the significant growth of additional revenues that Eagle Bulk will generate at various charter rates. This analysis shows that Eagle Bulk can generate between approximately $300 million and $450 million of additional revenues per year during this time period, a charter age between $40,000 to $60,000 per day.

As you may have read in our press release issued earlier this morning, last night we chartered the Kittiwake for one year at 56,250 per day, which is almost double the current charter rate of $30,400 per day. We expect this charter will commence in August. It is important to point out here that this chart does not include the additional 15 vessels that we will be taking delivery of during 2011 and 2012.

Slide 11 shows the benefits of our flexible chartering strategy that combines the stability of fixed revenues in the bottom section of each bar coupled with the upside potential to generate significantly increased revenues for the second half of 2008 through 2010. During this timeframe, depending on charter rates, this analysis shows how our revenues can increase from just under $200 million to almost $600 million annually. Specifically, the increased cash flows will be attributed to one, the rechartering of our on the water vessels, which come off current charter starting this summer. And two, the delivery of our additional vessels from our new building program which start to deliver to us this summer concurrently with the first of our on the water vessels that are open for new charters. As you can see, the growth of our fleets starting in 2008 provides us with a chartering flexibility to generate significantly increased cash flows.

On to the industry, slide 13 please. During the first quarter of 2008, China continued to show strong demand for raw materials to supply infrastructure projects around the country. As a result, China’s fixed asset investments grew 25% year on year to $311 billion in the first quarter of this year. Also, as we have said many times before, China’s coastal trade continues to play an important role not only in the Chinese market, but also for global dry bulk demand in the Supramax market.

As we have mentioned during last quarter’s call, China’s coastal shipping trade hit 400 million tons during 2007; however, new estimates now expect an increase of another 100 million tons during 2008. As in line transportation cannot keep up with demand, commodities move along the coast to alleviate land based transportation bottlenecks.

With extreme demand for coal, it is expected that about 70 million tons of additional coastal trade comes from coal with a balance coming from grain, iron ore and materials for building. This trend is expected to continue for some time as Chinese coal consumption is expected to increase from 2.5 billion tons per year in 2007 to 3.3 million to 3.5 billion tons per year by 2015. Since many of these commodities move to smaller ports with more restricted waters and need ships with cargo cranes, Supramax’s are very well suited for this market.

Since 2003, India’s economy has grown at an average pace of almost 9%, which has helped drive increasing demand for bulk carriers. Much like China, the Indian government plans long term infrastructure development of the country. Current plans are to double the budget for infrastructure development and spend $320 billion by 2012. Additionally, India is poised to become

www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

the third largest steel producer by 2013 and steel demand is expected to grow by 4% to 5% over the next four years despite a U.S. slowdown because of the growth of global GDP growth coming from emerging countries in the Pacific.

Regarding the developing regions of the Gulf States, the McKinsey estimate shows that tripling of infrastructure spending to $230 billion. Slide 14.

The growth of Indian demand is important for the dry bulk market and the Supramax vessel is best suited to meet this long term market. Eagle Bulk’s presence in the Indian market is demonstrated by two of our ships, the Harrier and the Kite, being the first ships to trade to the new Indian Port of Krishnapatnam near Chennai to load iron ore for China when it opened for the first time last month.

As you can see with the left pie chart on this slide, Handymax vessel types handled more trade to and from India at 58% than the Cape, Mini Cape, Panamax, post Panamax and Handy vessel classes combined. Looking to the chart on the right, you can see how Handymax vessel is the work horse of the Indian market and is the only vessel type to realize successive year on year increases since 2005. The big increase from 2006 to 2007 is expected to continue in 2008.

In summary, the long term infrastructure projects in China, India and the Gulf states will require Supramax vessels since these ships are very well suited for these markets as many ports in the region cannot handle the larger dry bulk carriers like Cape sizes and require ships like ours that have on board cranes needed to service sea born transport for much of the region.

Slide 15 shows the breakdown of cargoes we carried during the first quarter of this year and demonstrates the superior trading flexibility of the Supramax vessel. With increased demand for iron ore, coal and grains, we saw our fleet carry more major bulk cargoes with over half the 1.8 million tons we transported during the quarter being major bulk cargoes. This shift in trade patterns from prior quarters is due to the increased trade of major bulks to the restricted ports in China and India that are not capable of handling larger ships.

It is also important to note that the sub Panamax minor bulk ore cargoes, such as nickel ore, continue to be in high demand and made the other ore category the most moved cargo for a fleet during the quarter. These shifts in trading patterns from quarter to quarter continue to prove the flexibility and desirability of the Supramax asset class and its ability to carry any cargo and specifically enter markets that larger ships cannot service.

Please turn to slide 16 for an update of the dry bulk supply statistics through 2013. The new message here is that since the last quarter there has been very little change to supply statistics in the world fleet since dry bulk vessel ordering slowed down significantly during the first quarter of 2008. As a result, the order book message remains the same that the Cape size market has the largest order book and we believe many of the deliveries in the Handymax market over the next five to six years will be replacement ships for the roughly 800 Handymax ships that are currently trading over the age of 20.

Lastly, we believe the new and untested Greenfield yards will find it challenging to build ships on time or at all due to problems with financing, equipment supply backlogs and skilled labor. We maintain our current estimates that missed or canceled deliveries in 2009 and 2010 may reach 10% to 30% of the current order book.

I would now like to pass the call to our CFO, Alan Ginsberg, who will now update the financial overview of the Company.

Alan Ginsberg - Eagle Bulk Shipping, Inc. - CFO

Thank you, Soph. Slide 18. A brief recap on our quarterly results of operations. Eagle had another in line quarter. Again, there are no surprises here. All vessels were on time charter during the quarter. Net revenues for the quarter were $36.7 million, a 36% increase over the first quarter of 2007 of $26.9 million. As Soph mentioned earlier, our fleet utilization for the quarter was a sterling 99.7%. Operating income was $20.4 million for the quarter, an increase of 20% over the first quarter 2007 of $16.9

www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

million, including excluding the gain of $900,000 on the sale of the [ship] last year. Finally, net income adjusted for non cash compensation expense was $16.9 million, or $0.36 per share for the quarter, an increase of 44% over the first quarter of 2007.

Slide 19. Our expected cash costs for the year. We are reiterating our estimated daily cash breakeven rate of $8,000 per vessel per day for 2008. Our cost structures are broken down as follows $4,414 in vessel expenses. Next, we expect to pay our technical managers, [V ships] and barbers annual fees of approximately $108,000 per vessel per year. This equates to $296 per vessel per day. We estimate our general and administrative expenses for 2007 at $1,400 per vessel per day. Continuing on to debt service, our estimated interest expense net of estimated interest income for 2008 is $1,338 per vessel per day. Finally, we estimate our dry dock cost of $500,000 once every 30 months, which equates to $548 per vessel per day. Slide 20.

I just want to offer a few comments on our first quarter balance sheet. Once again, I want to remind everyone on the call that during vessel construction interest expense and amortization of deferred financing costs as well as supervision costs are capitalized until the vessel delivery delivers. As I mentioned earlier, $239 million of our debt is against our on the water fleet and the balance of $365.2 million is against the new building program. Our book capitalization stands at just over $1 billion and our net debt to cap stands at approximately 42%. Our current liquidity position is just over $1.1 billion. With that, I’ll turn it over to Soph to complete the presentation.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

In conclusion on slide 22, we believe 2008 is an important transitional year where investments we made during 2007 will generate clear benefits to our shareholders starting this year. First, fleet growth begins in the third quarter of 2008 as the first of our new vessels delivers to us and starts to generate cash flow. This is followed by two additional ships in the fourth quarter and an increasing delivery schedule in 2009.

Second, the ramp up in owned days starting concurrently with the delivery of our first new builds further increases Eagle Bulk’s revenue generating capability. And third, recharters of our on the water fleet starting with the Kittiwake charter announced today in addition to two open vessels this summer and continuing through 2009 with an additional 15 vessels should realize large increases in day rates given current market conditions.

In summary, we believe these three factors together translate into a significant increase in Eagle Bulk’s EBITDA in the near future.

With that, I would like to turn the call over to the operator for questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Natasha Boyden with Cantor Fitzgerald. Please proceed.

Natasha Boyden - Cantor Fitzgerald - Analyst

Thank you. Good morning, Soph and Alan.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Good morning.

www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Natasha Boyden - Cantor Fitzgerald - Analyst

The response for the Kittiwake this morning was a great rate. It’s a lot stronger than we’re expecting. You have several other vessels coming up charter this summer and I think you have one on fixed new build. Given the Kittiwake for one year do you plan to do the rest of the two vessels that one year or are you looking perhaps for two or three years with the other two coming out?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I think, Natasha, the Kittiwake charter the timing of it and the way we did this charter is really a very good example of how we look to charter the summer boats and then the new builds. Basically, what happened is after we did our earnings release early in the evening we got a bid, an off market private negotiation started on the Kittiwake and we opportunistically saw a rate for a year that effectively equaled about what these ships earn in the spot market currently. So, it was an off market charter that we opportunistically took advantage of and chartered it for a year allowing us to get a chance to recharter the ship again in 12 months.

And in fact, the market is so strong right now, we could recharter the Kittiwake in its open position in 2009 even today. So, the reason we chose a one year charter is because we like the rate. We thought it was close to the spot market rate for these ships currently, but we lock it in with a one year charter with obviously continuous revenues and no interruption between voyage to voyage. And it gives us the ability to also recharter it even in today’s market at these strong numbers.

Natasha Boyden - Cantor Fitzgerald - Analyst

Okay. The other vessels coming up specifically, I think you tend to go more for the two to three years. Would I be correct in saying that?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes. You’re 100% correct. I would say the best way to characterize our chartering strategy going forward is opportunistic and probably to compare it to the way the way I would have defined our chartering strategy maybe 12 months ago, I would have called it conservative because we were chartering ships about nine months early because we had much smaller company with a different dividend policy and less contracted revenues. And with a smaller fleet, we were very, very conservative.

So, I would say we’re shifting from a conservative chartering strategy to an opportunistic strategy and you can see us probably, I would say charter ships within that bandwidth that you mentioned. The next one, you know, if we get a bid that we like for a two year rate and we think the differential between the one and two year rate is not that much, maybe the next one will be a two year rate. So, I don’t want to I want to answer your question and give you all the information you need. I would say opportunistic is the way to characterize it. So, I’m not going to say because we did the Kittiwake at one year, all the future charters are going to be at one year.

Natasha Boyden - Cantor Fitzgerald - Analyst

Right. That’s helpful. Soph, I know you love traveling. I know you have your (inaudible) in China. We’ve heard a lot of rumors that a lot of these newer Greenfield yards, some of them having a lot of difficulty giving credit crisis, rising costs of steel and we’ve heard that potentially one field has actually folded. Can you tell us what you’re hearing given the situation out there and what you’re seeing?

www.streetevents.com	Contact Us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

What I would say because I was just a couple weeks ago not only in China, but I was in Korea. And a lot of people don’t know this, but there’s actually quite a few Greenfield yards in Korea, too. I would say it’s not just China. It’s Korea, also. And obviously other countries, not so much Japan, but other countries in addition to China and Korea. By our estimation already in the first quarter of 2008 at least 100 ship orders have already been canceled in the dry bulk market, just in the first quarter. So, my sort of real-time data that I got from talking not only to sort of end users, but more shipyard owners in Asia last month is that by their estimation, not our estimation, even in 2008 you could have a shipyard delivery delayed 40%.

Natasha Boyden - Cantor Fitzgerald - Analyst

That’s useful. Thank you. I do have one last question and this may seem actually a little out of left field. So, if you don’t have any answer for it that’s fine. Just wondering given the increase in food prices that we’re hearing about and the sort of global unrest that we’re hearing about. Have you seen any kind of change in the grain trade at all, or if you expect to see any food riots going on that are selling half. I wondered if you had any thoughts on that.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I like the question because it keeps the call from getting a little boring. So, thank you for the slightly different question.

Natasha Boyden - Cantor Fitzgerald - Analyst

I don’t know if there is any. We’re starting to hear more and more about it.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, no. It is in the news quite a bit. I would say the specific impact of what you just mentioned to the dry bulk market is we’ve noticed a very, very, very strong Atlantic market. I mean, it’s gaining in strength almost to the magnitude of what we saw in the fall of last year. And a lot of what’s the reason, the impetus behind the pick up in the Atlantic is actually the South American grain market. So, I would say that what you’re seeing in the sort of soft commodities, if you will, the food products, specifically grain is having a boost of the Atlantic market for dry bulk ships. Even the Black Sea market is coming back.

Natasha Boyden - Cantor Fitzgerald - Analyst

Is that because they’re bringing the grain out to try and alleviate the food shortages in the sort of Middle East area, Somalia and Africa Somalia and Pakistan; that kind of areas?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

What we’re seeing is actually a lot of the exports out of South America now are long haul grain routes, which obviously increases ton miles, which is good for dry bulk.

Natasha Boyden - Cantor Fitzgerald - Analyst

Okay. Great. Thank you very much, Soph.

www.streetevents.com	Contact Us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

You’re welcome.

Operator

Your next question comes from the line of Doug Mavrinac with Jefferies and Company. Please proceed.

Doug Mavrinac - Jefferies & Co. - Analyst

Thank you. Good morning, Soph and Alan.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Hi, Doug.

Doug Mavrinac - Jefferies & Co. - Analyst

Hi. Just a few questions for you guys. First off, you talked about kind of the shifting of your chartering strategy from one that was maybe a little bit conservative to one that is maybe a little bit more opportunistic now. What would you say is the current demand? How would you describe the current demand from large charters to charter your vessels either operating on contracts that are coming up for renewal or new vessels to be delivered, both in terms of how soon before the contract expired they’re approaching you. And then the duration that they would like to charter your vessels on and what are your takeaways from those things?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Sure. I think I have another real-time data point for people on the call today, which is yesterday earlier in the day we had a firm indication for actually one of our 2011 new builds for a five year charter with profit sharing. So, I would say right now it’s the ship owners market and, you know, I think specific to Eagle, I think what makes it very interesting for us is not only are we seeing a lot of demand for the on the water ships that we have, but we’re seeing I mean, we could effectively probably charter all 35 new builds if we wanted to today, but as I said as we’re shifting from what I would characterize as a conservative chartering strategy to a more, either call it opportunistic or aggressive chartering strategy, we are holding back capacity to maximize dollars.

Doug Mavrinac - Jefferies & Co. - Analyst

All right. Got you. That’s very helpful. And then my second question relates to more or less China and a couple things that are kind of on the topic of discussion there. Knowing that you were just recently there, kind of looking for your view on, one, with this nothing more than a temporary phenomenon or potential phenomenon. What are you hearing from some of the end users there about their preparation for the Olympics and if they’re going to shut down for a little bit of time for to help with the air pollution? And the second one, a follow up to that is iron ore inventories at some of the Chinese ports. We see they’re starting to build, but what we don’t see is what the iron ore inventories are at some of the steel mills. So, you’re not really giving a full picture. Do you have any color on either of those?

www.streetevents.com	Contact Us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Sure. I think first of all with regards to the Olympics, first of all this is sort of China’s coming of age. So, China right now is very focused on bringing itself into the world’s center stage. I think there’s a little bit of talk about whether or not there’ll be sort of a couple weeks slowdown around the Olympics. If that does happen and it may happen, it’s going to be very localized. And localized not only in area, obviously, it’s just going to be around Beijing, but also localized and limited in terms of scope of time.

So, I mean I think probably the most strong indicator of the impact of it is the Kittiwake charter that we did actually delivers in August during the Olympics. So, we had a charter that was willing to pay some $56,250 per day for a year taking delivery of the ship during the middle of the Chinese Olympics, which people said could slow down. Obviously, this charter didn’t agree with that because he took the ship during the Olympics.

And then turning to your question on iron ore, I would say the one there has been slight builds in iron ore inventory, but what I would just caution callers is to look at the inventory, but look at the consumption rates because ultimately consumption drives the market and drives Chinese buying more than inventory levels. And what I saw last month in China is iron ore consumption is also increasing. So, what’s very interesting and I think this was a very telling quarter. That slide that we put up every quarter that has all of our ships and all of the cargoes that we carry, it was very interesting. This was, I believe, the first time since 2005 that we carried more major bulks then [Meyer] bulks. I think as I said earlier in the call, the reason for that is that the demand for iron ore and coal is so sharp in areas that can’t take the bigger ships that in fact that’s why we did 51% of the cargoes in the major bulk.

I don’t know also if people realize the significance that two of our ships, the Harrier and the Kite were the first two ships into that Indian market into that new port in India near Chennai. That is the port that is designed to do iron ore exports and that was an iron ore trade that our ships did the first two ships to go into that port to do iron ore from India to China. So, I would say look at inventory, but look at consumption which is increasing and we’ve been really benefiting from that.

Doug Mavrinac - Jefferies & Co. - Analyst

We were hearing, too, that because of some of the snow and because of some of other transportation destructions that some of those inventories that were building at the port weren’t able to make it necessarily to some of the desired destinations at some of the steel mills. So, maybe some of that was partially responsible as well. I don’t know if you’re hearing anything similar on that.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I agree with you. You hit it spot on.

Doug Mavrinac - Jefferies & Co. - Analyst

Okay. And then final question for you. We talked about constraints for future fleet growth and we covered the credit markets. We covered the rising steel costs, but can you also add some color as far as the shortage of available parts, whether it be main engines or what have you and the impact that that could have on our future fleet growth. That’s my final question.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, I think right now what’s happening is we’re seeing if you want to get really specific, we’re seeing up to four year backlogs for main engines, sort of two year backlogs for diesel generators, hatch cover backlogs of about two and a half years. So, the supply of parts, you know, major critical components for the ships is significant. Even minor parts like a little gasket, a little seal around the shaft that drives the propeller, there’s about a one and a half to two year backlog for this little piece. It’s not more

www.streetevents.com	Contact Us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

than $20,000, but if you don’t have it, you can’t operate the ship. So, it’s just right across the bend and, you know, we have a real-time data point on that because as I said that’s what I heard last month.

Doug Mavrinac - Jefferies & Co. - Analyst

Great. Thank you very much, Soph.

Operator

Your next question comes from the line of Scott Burk with Bear Stearns. Please proceed.

Scott Burk - Bear Stearns - Analyst

Hi, guys. A couple follow up questions.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Hi, Scott.

Scott Burk - Bear Stearns - Analyst

First of all, I wanted to see with Kittiwake, did you test the three year market at all because you got a pretty high rate for a one year ship. I’m just wondering if maybe the three year market is also looking a bit stronger than what’s being indicated on some of the broker indications.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

What we’ve seen is right now there’s a very strong demand for charters to take ships for very long periods. When I was asked a question earlier about demand for our fleet, you know, and I mentioned that we saw a five year demand for our 2011 new builds. About a week ago, probably 10 days ago, we had two charters coming after us for 2010 boats for 10 year charters with profit sharing.

Scott Burk - Bear Stearns - Analyst

At the same kind of level that you have the longer charters on your other ships or higher?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Higher, materially higher. So, I would say even more than your three year point, the charters are saying to us, specifically to Eagle and I think one of the reasons why we’re getting a lot of interest in the fleet, Scott, is because as I said earlier, you know, we have up to 18 open vessels between now and 2009, but with 35 new builds it’s almost like a menu that charters see this very homogeneous fleet, very young fleet in a very desirable asset class and it forces charters to kind of come and try and do off market deals with us to get access to the ship type to service their commodity contracts. So, we feel the one year rate on the Kittiwake was a good rate; as I said, close to the spot market for that type of ship.

www.streetevents.com	Contact Us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

And going forward, look to us to be opportunistic and take the best deal at that point in time, you know, based on us looking at one, three, five, ten year deal either flat rate or profit sharing.

Scott Burk - Bear Stearns - Analyst

And then speaking of deals, you know, ship buys have come off a little bit since fall pricing and has started to come back. What you guys are pretty booked up with all your new building schedule, but how does the acquisition market look to you and are you guys looking to buy any second hand ships in the near future?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, we’re definitely looking to acquire more ships, Scott, and I think if you look at this Company’s track record, since 2005 we’ve acquired 43 ships. And if you look at it, we’ve done I think eight or nine deals in that time frame. I think all but two were private, off market deals. So, with over $1,150 billion of liquidity and a couple hundred million of that is headroom for acquisitions over our commitments to our new building project, we’re definitely looking.

Now, are ship values at the point they were last year? I mean if you look at the Kittiwake, we bought the Kittiwake last year for $45 million, put a one year charter that generates about $20 million in revenues off of a $45 million acquisition costs 12 months ago. Are we seeing those kinds of metrics today? No. But I would say if you run the math even at today’s elevated prices, you can find deals. And I think one of the strengths Eagle has been able to demonstrate in the market is generating superior returns on off market private deals, which is our sort of strong point.

Scott Burk - Bear Stearns - Analyst

Okay. And then finally in terms of rewarding shareholders, when might you be able to increase the dividend above the $0.50 range? Should we expect that kind of later in 2009 after you start to see quite a few of the new buildings delivered or is that maybe more near term?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I think the best we’re not giving a hard data or pay out ratio, but I think what I can say to people on the call today is watch what we do. If people watch what we do and they see us put up some charters and the new builds start to deliver and you’re hearing announcements from us that we took delivery of this new build and that you build and the cash flow is really ramping up that’s a hint that a dividend increase is probably not too far away.

Scott Burk - Bear Stearns - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Seth Glickenhaus with Glickenhaus and Company. Please proceed.

Seth Glickenhaus - Glickenhaus & Co - Chief Investment Officer

Gentlemen, I just want to congratulate you on a marvelous performance, both in handling the company and in giving us a picture of what you’re doing. I don’t have any questions. You’ve answered all of them, but I do have a bit of advice. I think that

www.streetevents.com	Contact Us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

the you talk rate’s being high. I have a feeling that in the impending recession that we’re having here and the deficits that all nations are going to be running, you’re going to see much more inflation in the years to come. So, I would limit in your opportunistic procedures your contracts to three years rather than five years. This is unsolicited advice, but I feel strongly that you’re going to see rates much higher than we have seen before. Thank you.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Thank you. I fully agree with you. You’re spot on and I think that’s why the Kittiwake we did it a year. We already, as I said, have over $1 billion of contracted revenues, so the 53 ships leave 18 open vessels between now and 2009. That gives us the ability to really focus on generating the most cash this company can produce for its shareholders.

Seth Glickenhaus - Glickenhaus & Co - Chief Investment Officer

I think not only is the dollar depreciating at a fast clip, but you’re going to see other currencies depreciate.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, and inflation has historically been very good for shipping.

Seth Glickenhaus - Glickenhaus & Co - Chief Investment Officer

Yes. Okay. Thanks, Soph and thanks to the whole team. You’ve done a great job.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Thanks, Seth.

Operator

Your next question comes from the line of Justin Yagerman, with Wachovia. Please proceed.

Justin Yagerman - Wachovia - Analyst

Hey, good morning, gentleman. How are you?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Good, good. Thanks, Justin.

Justin Yagerman - Wachovia - Analyst

Hey, I just wanted to get a point of clarification on the non-cash compensation and then jump into a few industry questions that I’ve got. When looking at that, that’s different from the non-cash compensation. The non-cash compensation now is different from what it used to be; is that correct? Where you used to report stuff that dropped down from Kelso and had a non dilutive affect and now it’s more of a restricted stock plan that you have in place that will be ongoing forward?

www.streetevents.com	Contact Us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, you’re 100% right.

Justin Yagerman - Wachovia - Analyst

Okay.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Basically since the company went public there was no company stock plan and this is the first one that’s been put in place. It’s all in the 10 K.

Justin Yagerman - Wachovia - Analyst

Excellent. All right. I appreciate the clarity. I guess a couple of interesting things. When you look at your charters recently let me just take a look. I lost my train of thought here. I apologize. I guess something that hasn’t been discussed recently. When you talk to charters and obviously you’re talking to them every day. It sounds like you’re in quite a few negotiations. Are the charters’ worried at all where bunker costs are going right now? Does that enter into conversations at all or is that just kind of a side thought when you’re looking at the need for these ships and the need to move the commodities around the world right now?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I would say, Justin, that just to remind callers today that fuel prices are not even a pass through for us. In fact, we never see the bill. The charters order the fuel and the bill goes directly to them. In all the talks we have with all of our end users, all of our charters, actually fuel never enters into the discussion because I think charters’ just accept if they want to ship, they want to ship on time charter. They’re just going to be paying a big number and the fuel is sort of another factor that they have to deal with it, but it doesn’t enter into negotiations with the ship owner.

Justin Yagerman - Wachovia - Analyst

Got it. I guess given the demand out there, that makes a lot of sense. On these longer charters that you’re seeing interest on the five and the 10 year charters with profit share, regardless of whether or not you would take those charters are you seeing that profit share component being brought forward in the charter when you talk about that? I know that in some of your charters that you’d sign on the new build deliveries it takes a couple of years for the new build for the profit share to kick in. Given the strength that you’re talking about, I’m just wondering if you’re seeing some of that being brought forward.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

All the current charters we’re talking about with profit sharing are day one profit sharing.

Justin Yagerman - Wachovia - Analyst

Got it. That’s an interesting change. You guys mentioned the Chinese coastal trade as a definite driver and it’s been brought up a few times. It definitely seems to be an area of growth. Can your ships participate in Chinese coastal trade? I guess that’s

www.streetevents.com	Contact Us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

kind of an industry question. Can a non Chinese flag ship are there any qualifications because obviously in the U.S. you need to be Jones Act to get cabotage rights.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I would say the best way to think about it is the Chinese coastal trade has a two tier effect specifically for Eagle. The most important effect is that the 400 well, expect it to go to 500 million tons of coastal trade for 2008 actually takes a lot of ships out of the call it the world market as a lot of the Chinese flag ships are taken out to service that trade; meaning that there’s a lot fewer ships chasing more cargoes in the rest of the world.

What we also noticed with Eagle so, that’s benefit number one. Benefit number two for Eagle is because the coastal trade is really ramping up so much, we’ve gotten permission to actually do coastal trade and what I would like to point out for callers today because this is a new trend and this is really, I think, going to be very big. Coastal trade in India is huge and is growing. And Eagle ships trade specifically in that trade without a need for dispensation. So, I would say we’re not only benefiting indirectly and directly from Chinese coastal trade, but we’re specifically benefiting in a huge way in Indian coastal trade which is expected to grow dramatically. And again to remind people, the Indian market is a much more difficult market for larger ships to trade in because of the restrictions in the ports.

Justin Yagerman - Wachovia - Analyst

That’s really interesting. Soph, when you were in China recently, I imagine you spoke to different charterers and different end market users. Was there any color that anybody could give over the negotiations going on with the Australians right now from an iron ore standpoint and when some resolution is coming? I mean, we’ve heard soft deadlines of June 1st, but as of now no resolution has been announced. Anything in terms of sentiment on the ground there?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, the local Chinese opinion is that this whole thing will be wrapped up by June, some point in June and it’s going to be at an increase to sort of the 70% numbers we’ve heard so far and increases and other iron ore contracts.

Justin Yagerman - Wachovia - Analyst

Got it. And just a technical question. On the Wren in your presentation, you showed it launching in April and it doesn’t charter till August. I’m just curious, not being a ship owner, how does that work? What happens between April and August that gets the ship ready for trade?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Okay. What happens is the ship when it launches it basically leaves the shipyard, goes into the water, then goes to an outfitting pier. So, what happens is the ship then goes alongside, spends a couple months actually putting in some additional components, testing the machinery. Remember, at the very end of this process you effectively have to dry dock the ship, get it ready for the ship owner for delivery and also do speed trials to make sure it’s performing at the warranted contract requirements. And that takes a couple months.

www.streetevents.com	Contact Us	14

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Justin Yagerman - Wachovia - Analyst

Okay. I guess my last question. You touched on it. The Atlantic being one of the strongest regions in the world right now. Have you had any discussions or can you put any color around the impacts of the Argentinean grain strikes that have been going on and kind of how that has maybe impacted Eagle or the industry in your view and what you see as the outcome there?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Well, I would say if you go back, I don’t know, a month or so the strikes had an immediate short term little negative effect, but now there is this hiatus and they’re kind of talks being on and off again. The impetus has been whenever you have a backlog, whether it’s weather, congestion, strikes, whatever the event is, if you have a short term immediate pull in of demand, what you have because the macro picture is so robust when that short term situation gets alleviated, you actually get sort of a huge increase when the situation gets fixed. So, I would say, you know, what’s going on now in Argentina, specifically Brazil, is a real boom in the market and we’ve actually seen our Supramax’s some of our Supramax’s redeployed from the Pacific into the Atlantic to try and capture the value of these big rates that we’re starting to see in the Atlantic market.

Justin Yagerman - Wachovia - Analyst

Is there any way to make sure that any of your vessels coming up over the next couple months end up in the Atlantic so that you can charter then there at maybe a premium to what they’d get in the Pacific?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Well, I think you can’t by the nature of the contract, you can’t really control it, but sometimes neither can the charter because if they have certain cargo commitments. They have a ship in a certain position that just has to get that cargo from the Pacific into the Atlantic. We end up getting the benefit of that.

Justin Yagerman - Wachovia - Analyst

Last question. You guys have one of the shiniest, newest fleets on the water. I would imagine charterers that you have in your book right now are fairly happy with the vessels that they’re using from you. Do you see a repeat offender kind of chartering where you’re carrying on the water charters are coming back to you and saying, “Hey, listen, we don’t want to let go of this ship. What do we have to do to keep it?”

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Oh, yes. I mean one of the things that’s very hard for investors to tangibly understand, but I can tell you it’s a huge advantage for us is because we have one of the biggest fleets with one of the youngest sort of homogeneous fleets in probably one of the hottest markets in the dry bulk market right now. You get basically charters that have your ship on charter. Our ships end up getting a good name with the charter’s customers, you know, their end users, so it’s a big loss if we don’t renew with them. And we use that relationship to our advantage.

Operator

Your next question comes from the line of Omar Nokta with Dahlman Rose. Please proceed.

www.streetevents.com	Contact Us	15

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Omar Nokta - Dahlman Rose - Analyst

Thank you. Good morning, Soph and Alan.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Good morning.

Alan Ginsberg - Eagle Bulk Shipping, Inc. - CFO

Good morning, Omar.

Omar Nokta - Dahlman Rose - Analyst

You talked earlier about the order book and potential for cancellations, delays in some of the Greenfield yards in both China and Korea. You guys are actually ordering from a relatively young yard. How do you see those orders coming along? Do you see any potential for slippage on those vessels?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, I would say this is a very interesting thing for people to know on the call. This shipyard because I spoke to the owner of the yard has never delivered a ship late. Ever. And we’re noticing on our delivery schedule everything is spot on. One of the reasons when we did diligence on the deal last year to do these Chinese ships, it was specifically because this yard was one of the top yards in the world. It’s one of the largest Supramax shipyards in the world today. They’re Supramax specialists. They are also 49% owned by senior management of the Bourbon Group in France, a huge French conglomerate. So, I would say we’re seeing everything spot on.

Omar Nokta - Dahlman Rose - Analyst

Okay. And so all of the other ancillary equipment like the engines, the cranes, the hatches, the diesel generators, those seem to be the whole supply chain seems to be coming on line as well?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, the whole trick is for an experienced ship owner and most good ship owners would do this diligence especially in today’s market. When you order a ship, what you want to do is you want to make sure that the shipyard can evidence that they’ve secured the critical components. So, A, that was done, but B, and this is really to the heart of your question, Omar. The ships that we are building, the parts for those ships have been procured a long, long time ago because these are effectively old orders. So, when you hear about shipyards today with new orders having trouble securing machinery, it’s going to the suppliers today. But if you went two years ago when all these critical components were more available, it was not a problem; not as much of a problem as it is for today.

Omar Nokta - Dahlman Rose - Analyst

Okay. So basically, some of that tightness and some of the engines and the generators and that stuff, you don’t see that affecting say your 2011 deliveries?

www.streetevents.com	Contact Us	16

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, because remember even though they’re 2011 deliveries, the orders were put in a long time ago.

Omar Nokta - Dahlman Rose - Analyst

Okay. And then just on, I think you had the five options left on those Supramax’s. You exercised four at year end. I’m seeing you probably just let those others go away that you had.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Our view on that is very simple. The first four to start getting those ships in 2010 when you can actually charter 2010 positions at good rates today was sort of a no brainer. For the second half of the options we’re getting the majority of those ships in 2012. Our view is because we’re seeing a pretty good amount of deal flow on potential acquisition targets currently that we would rather deploy that capital in something that can generate revenues for our shareholders sooner than 2012.

Omar Nokta - Dahlman Rose - Analyst

Okay. This probably didn’t have that much, I guess, value since they were that [late out to] delivery.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, they were at a discount to market if you’d say so, but it wasn’t material enough to justify focusing on it. Our focus right now was more on how can we deploy that say $200 million into deals in a shorter time frame to generate more cash flow.

Omar Nokta - Dahlman Rose - Analyst

I was just wondering if maybe those options had any value that you could’ve sold to someone else and made maybe a couple million bucks off of.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Hard to say.

Omar Nokta - Dahlman Rose - Analyst

Okay. Well, thanks a lot.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Okay.

Operator

Your next question is a follow up from Justin Yagerman with Wachovia. Please proceed.

www.streetevents.com	Contact Us	17

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Justin Yagerman - Wachovia - Analyst

Hey, one last one guys. Sorry.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I don’t know what happened. I think you fell off, but anyways, good to have you back.

Justin Yagerman - Wachovia - Analyst

I was going to ask on the insurance policy whether or not you are covered on the new charter that you just signed and then what your thoughts are on that kind of going forward. Or if you would decide at some point to reveal charter counter parties?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

As people know, the new charter is literally hours old. So, we actually now have to go through the process of tucking that new charter into the policy. So, the Charter was done literally last night. I would say with regards to charters’ counter parties, I mean specific with this one charter that we did, I discussed the point you just brought up, Justin, and the charter said listen to them, if we can spare negotiating position vis a vie their counter parties. So, I would say in terms of giving you guidance on that, we don’t intend to change our policy. We view this as a competitive advantage that allows us to do more off market chartering at better rates and establish better relationships with our charters.

Justin Yagerman - Wachovia - Analyst

Okay. That’s completely fair. So, I guess, the thought process is and you’ve got to still obviously work this out on this vessel, but continue with the insurance policy on your charter side?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, unless you hear otherwise. We developed the market in this, as you know. It doesn’t cost us very much and I think it really differentiates this company from all the other ones.

Justin Yagerman - Wachovia - Analyst

Great. I appreciate it, Soph. Thank you.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

You’re welcome.

Operator

Your next question comes from the line of Charles Rupinski with Maxim Group. Please proceed.

www.streetevents.com	Contact Us	18

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Charles Rupinski - Maxim Group - Analyst

Good morning, Sophocles and Alan.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Hi, Charles.

Alan Ginsberg - Eagle Bulk Shipping, Inc. - CFO

Hi, Charles.

Charles Rupinski - Maxim Group - Analyst

I just had a few quick questions on some of the trade. You mentioned some very interesting things about what’s developing in the trade. On the Indian ore side, what if any effect would the final resolution of the Chinese iron ore negotiations have on Indian trade with China? How would that affect you’re charters if any, if at all?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I think what you would see is you would see what would happen is we’d get a double benefit because last year we were doing iron ore from Australia to China as well as India to China. So, the Australia/China has kind of slowed down for us. So, I think once that gets resolved what we’ll see is we’ll see the continued India/China route which is specifically a Supramax route because as I said the ports in India, a lot of them can’t handle the bigger ships. We’ll continue on that, but we’ll get the benefit of also going back into the Australia/China route like we did last year.

Charles Rupinski - Maxim Group - Analyst

Let me ask would there be an effect just from the pricing coming out of India more spot or anything like that that would potentially be a possible shift from Australia? Or you’re seeing steady forward regardless?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Well, you know there’s this extreme tension right now between the miners trying to push products to the spot market and the Chinese resisting that. So, that tension actually, I view will not go away just with once we hear that all the contracts from Australia to China are concluded.

Charles Rupinski - Maxim Group - Analyst

Okay.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

That will continue throughout the year, but specifically to Eagle I think what we’ll see is as I said this big volume of iron ore from India coupled with additional trade for Supramax’s from Australia which frankly so far this year has been minimal.

www.streetevents.com	Contact Us	19

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Charles Rupinski - Maxim Group - Analyst

Okay. Great. Another question I had is just on the coal majority. We saw a story about coal inventories being very low on China. Do you have a view on that and how that might be a possible catalyst going forward?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Yes, I would say for callers today when people think of the coal market they should actually think of India and China together. China, obviously, is doing some very interesting things and they’re really ramping up their need for coal, which is great for us because we did a lot of coal and we expect the coal. I mentioned for example, we believe coal will be the biggest commodity of growing demand for Chinese coastal trade at about 70% of the 100 million tons of additional coastal trade that we anticipate this year.

So, that’s going to be very important, but don’t forget India. India is radically increasing their power grid over the next couple of years and their demands are going to be very significant. And I think that’s going to I’ve been saying this for about a year. I think India is a growing player on the long term importance in the dry bulk market. We’ve seen it already and I believe the trend will continue.

Charles Rupinski - Maxim Group - Analyst

Great. Well, thank you very much for the call.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Thanks, Charles.

Operator

Your next question comes from the line of Urs Dur with Lazard Capital Markets. Please proceed.

Urs Dur - Lazard Capital Markets - Analyst

Hi, guys. Everything has been asked, but good morning. I guess it’s been really bullish and the one thing I would want to ask here is we have this large order book. You do discuss how a lot of it could be delayed or not delivered at all. That’s fine. That’s a common discussion out there, but let’s look at the negative side of things just for a second and let’s say that most of the order book is delivered and most of it is delivered on time.

Just for argument’s sake, what is the regardless if there’s tremendous long term charter interest right now, what is the default probability going forward not only with your charters, but with others? What’s the quality of the charter’s right now and going forward?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Specifically with Eagle, I think you’re asking some great questions here.

www.streetevents.com	Contact Us	20

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Urs Dur - Lazard Capital Markets - Analyst

Just to look at the other side of the coin for a second. I know things are bullish right now.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, no, listen. I think the questions you’re asking actually really get to the substance of what these different dry bulk companies are doing. So, specifically with default as is mentioned earlier we developed the insurance market for fleet insurance against the risk you just mentioned, so that’s taken care of through July 2010. But I think the first safeguard, the first fire wall if you will, is management. Its management and due diligence and relationships and presence in the market. If you look at the charter that we just announced on the Kittiwake, it’s with a big international charter that’s been around for decades that has a great name and they’re comfortable with us; we’re comfortable with them and we do off market deals together. This charter probably wouldn’t have been announced if we didn’t announce it in the market. It would just never have seen the light of day in the shipping market. That’s how we do things.

But because of the strength of management and the strength of our relationships, we have the luxury also with the quality of the fleet that is very homogeneous, very young fleet, to have our pick of the charters that we want to do business with. So, you know, I’ll tell you who we don’t do business with. We don’t do business with new charters. We don’t do business with charters with small balance sheets. We don’t do business with charters that don’t have a good name in the market. And, you know, investors should look at what we’ve done so far and look at the reputation of this management team to get a sense of how we’re going to handle the concern you just mentioned.

Urs Dur - Lazard Capital Markets - Analyst

And just to follow on. I mean there has been some history and I know it’s a long time ago and the market was very different, but there has been some default. Can you say that overall is this your impression that overall as the commodity trading industry has grown over the years that the picture is very different in terms of the solvency of the individual charters that are out there? Is the quality of company in the broader sense that is chartering ships today better or worse than it was say back in the late ‘80s or mid ‘90s?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Okay.

Urs Dur - Lazard Capital Markets - Analyst

I mean, I know that’s really broad, but just sort of to give a

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

You’re asking very good questions. These are broad questions, but these are areas that investors should be aware of, so I think it’s a welcome question. I would say the way I characterize the market today is there’s a lot of new players. So, let’s put it this way. New management teams that don’t have experience running dry bulk ships and maybe don’t have deep relationships or the luxury of having a nice fleet to be able to only do business with blue chip charters. You want to be careful because there’s a lot of new players out there, but I can tell people on the call today I’ve been in this market specifically in the geared bulk carrier market for over 20 years and I’ve never had a charter ever renegotiate with me.

www.streetevents.com	Contact Us	21

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Urs Dur - Lazard Capital Markets - Analyst

Okay. That’s very useful. Thank you very much. A lot of questions today. Thank you.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

You’re welcome.

Operator

Your next question comes from the line of Christian Wetherbee with Merrill Lynch. Please proceed.

Christian Wetherbee - Merrill Lynch - Analyst

Hi. I apologize if I missed this before, but I was wondering given the activity at the shipyards now, what are your expectations for tanker to dry bulk conversion? Is that a realistic way for owners to get into the dry bulk market?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Well, I don’t know if everyone is aware, but I also chair I’m Chairman of the U.S. Advisory Committee for Lloyd’s Register, which is one of the classification societies that actually the classification societies are actually the organizations that have the responsibility and the liability for classifying these conversions for trade. And I think the market, even though there’s a lot of stuff being spoken about in the media, what you’re seeing is cost overruns, delays in these projects and problems taking ships that are purposely built for liquid trade that are longitudinally strengthened for dry bulk trade where the ships were designed to be strengthened horizontally.

And, you know, we’ve already seen, I think, one of the first conversion start to have some trouble structurally, so our view if you want Eagle’s view is that it’s not going to have a big impact on the market. And if it does, the minimal impact it will have is maybe on the Capes and we’re talking about 4% of the Cape size market. So, specific to Eagle, I don’t think it’s going to be any problem for us.

Christian Wetherbee - Merrill Lynch - Analyst

Okay. Great. Just another industry question. Given the way that rates have increased over the past couple of months how well do you see prices for new building slots keeping pace with that? How much, I guess, is in the spot market is increased? How much is that immediately discounted into the price of a new build? Is there any kind of lag you can exploit there?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I think basically what we’re seeing is shipyards are basically full for about I would say three or four years. I mean, right now in top Japanese yards you’re looking at 2013 slots for a Supramax. So, we have a pretty good handle on the order book and I would say because the deliveries are so pushed out that the current increase in charter rates doesn’t have a big push up in asset values when you’re talking 2012, 2013.

Christian Wetherbee - Merrill Lynch - Analyst

Okay.

www.streetevents.com	Contact Us	22

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

If that answers your question?

Christian Wetherbee - Merrill Lynch - Analyst

Yes, definitely. Just one more. Given that the order book is kind of top heavy towards the vessels with the highest capacity, do you see other owners out there with a higher mix of larger vessels starting to come down and diversify their fleets into the smaller vessel ownership?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

No, we haven’t seen that at all. I would say the people that have ordered in the Handymax/Supramax market are the traditional Handymax/Supramax owners.

Christian Wetherbee - Merrill Lynch - Analyst

Okay. Great. Thank you.

Operator

Your next question comes from the line of Steven Abernathy with The Abernathy Group. Please proceed.

Steven Abernathy - Abernathy Group - Analyst

Good morning, Sophocles.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Good morning.

Steven Abernathy - Abernathy Group - Analyst

The dry docking efficiency or the efficiency rating that you discussed earlier, does that include planned dry dockings or not? Meaning, as we experience some dry dockings, that rate will go down or will that rate stay the same?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Good question. The 99.7% utilization rate that we discussed and this is by the way industry convention, so this isn’t just Eagle is basically just the dry docking is taken out because it only calculates the ship owner’s ability to generate revenue. Obviously, if you’re in dry dock you can’t generate revenues. With a very young fleet, I mean if you include the new builds, we’ve got a two year old fleet. We feel good about the guidance we’ve given, which is 15 days out of service every 30 months per ship and about $500,000 per dry docking.

www.streetevents.com	Contact Us	23

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

Steven Abernathy - Abernathy Group - Analyst

Okay. I know the call is getting kind of long here and I’ll just I’ll limit this to one more and then take the rest offline. Soph, can you describe any limits that you might have on your ability to pay dividends relative to your dead covenants or any other covenants or any other obligations that Eagle may have going forward?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I like to answer this question because we are so much in compliance by a multiple of all of our bank covenants. There is no restriction currently on any of our ability to increase our divisions. In fact, I know investors like to look at debt to cap as a level of leverage and I think Alan mentioned a number, I don’t know; something like 40%. The banks care about something called debt to steal and our debt to steal ratio is right now about 30%, which is from a traditional ship owner’s standpoint, we’re very under levered.

Steven Abernathy - Abernathy Group - Analyst

What does debt to steal mean?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Debt to steal is basically your debt relative to the value of your assets.

Steven Abernathy - Abernathy Group - Analyst

It’s not debt to scrap?

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

Debt to current market value of your fleet.

Steven Abernathy - Abernathy Group - Analyst

Got you. Okay. Thanks a million. I’ll take the rest off line. Thanks.

Operator

I show no further questions. I’d now like to turn the call over to Mr. Zoullas for any closing remarks. Please proceed.

Sophocles Zoullas - Eagle Bulk Shipping, Inc. - Chairman, President, CEO

I would like to thank everyone again for joining us for our first quarter earnings call and we look forward to keeping you updated of new developments throughout the year. Thank you very much.

Operator

This includes the presentation. You may all now disconnect. Good day.

www.streetevents.com	Contact Us	24

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

May. 07. 2008 / 8:30AM, EGLE - Q1 2008 EAGLE BULK SHIPPING INC Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2008, Thomson Financial. All Rights Reserved.

www.streetevents.com	Contact Us	25

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.